Rouse Properties Reports Fourth Quarter and Full Year 2015 Results

New York, NY, February 29, 2016 - Rouse Properties, Inc. (the "Company" or "Rouse") (NYSE: RSE), today announced consolidated results for the three months and twelve months ended December 31, 2015.
The Company previously announced that it has entered into a definitive agreement to be acquired by an affiliate of Brookfield Asset Management Inc. (NYSE: BAM, TSX: BAM.A, Euronext: BAMA) (“Brookfield”) for $18.25 per share in an all-cash transaction, a portion of which may be paid out as a special dividend.   Under the terms of the agreement, Brookfield will acquire all of the outstanding shares of Rouse’s common stock, other than those shares currently held by Brookfield Property Partners L.P. (NYSE: BPY, TSX: BPY.UN) and its affiliates, in a transaction valued at approximately $2.8 billion, including Rouse’s indebtedness. The agreement prohibits the payment of any further dividends by Rouse, other than as part of the $18.25 per share consideration payable in the transaction.  The purchase price represents a premium of approximately 35% over Rouse’s closing stock price on January 15, 2016, the last trading day prior to Brookfield’s announcement of a proposal to acquire Rouse. The Special Committee of the Board of Directors of Rouse unanimously approved the agreement. Completion of the transaction is expected to occur by the third quarter of 2016, and is contingent upon customary closing conditions, including the approval of the holders of a majority of the outstanding shares of Rouse’s common stock not currently held by Brookfield Property Partners and its affiliates. The transaction is not subject to a financing contingency.

Operational and Financial Highlights for Fourth Quarter and Full Year 2015

•	Total initial rental rates for new and renewal leases on a same suite basis rose 14.9% for the quarter ended December 31, 2015 and 12.3% for the full year.

•	For the Operating Portfolio(1), tenant sales were $350 per square foot on a trailing twelve month basis. On a comparable basis, trailing twelve month Operating Portfolio tenant sales increased 7.4%.

•	For the Operating Portfolio, inline leased percentage decreased 30 basis points YoY to 92.0%, and decreased 40 basis points sequentially.

•	For the Operating Portfolio, inline occupancy decreased 10 basis points YoY to 90.4%, and increased 170 basis points sequentially.

•	Same Property Core NOI increased by 4.0% in the fourth quarter compared to the same period in the prior year, and grew by 2.6% for the full year.

•	Same Property average mall in-place rent for tenants less than 10,000 square feet increased 5.5%, year over year, to $41.79 from $39.62 per square foot.

(1) Operating Portfolio excludes properties undergoing substantial redevelopment and special consideration assets.

Financial Results for the Three Months Ended December 31, 2015
Core FFO for the three months ended December 31, 2015 was $0.58 per diluted share, as compared to $0.46 per diluted share for the three months ended December 31, 2014. Core FFO increased to $33.5 million from $27.0 million for the three months ended December 31, 2015 compared to the prior year period.

Core NOI for the three months ended December 31, 2015 increased to $56.4 million from $53.3 million for the three months ended December 31, 2014. On a Same Property basis, excluding lease termination income of approximately $1.0 million, Same Property Core NOI, increased to $42.4 million for three months ended December 31, 2015, an increase of 4.0% as compared to the Same Property Core NOI of $40.7 million for the prior year period.

Net loss allocable to common shareholders was $(1.7) million or $(0.03) per basic and diluted share for the three months ended December 31, 2015 compared to a net loss of $(12.6) million, or $(0.22) per basic and diluted share for the prior year period .

Financial Results for the Twelve Months Ended December 31, 2015
Core FFO for the year ended December 31, 2015 was $104.0 million, or $1.79 per diluted share, compared to $94.5 million, or $1.64 per diluted share for the year ended December 31, 2014. Core FFO per share increased 9.1% in 2015 due to an increase in Same Property Core NOI, as well as, an increase from the properties that were acquired during the year.

Core NOI was $197.3 million for the year ended December 31, 2015, compared to $189.5 million for the year ended December 31, 2014. On a Same Property basis, excluding lease termination income of approximately $1.8 million, Same Property Core NOI increased by 2.6% to $151.8 million from $148.0 million for the year ended December 31, 2015 compared to December 31, 2014.

Net income allocable to common shareholders for the year ended December 31, 2015 was $40.7 million or $0.70 per basic and diluted share, compared to a net loss allocable to common shareholders of $(51.8) million, or $(0.90) per basic and diluted share in the prior year period. The change in net income (loss) was primarily due to a gain on extinguishment of debt and a gain on dispositions of $61.4 million, as well as an increase in income from the Same Property portfolio. In addition, a reduction in interest expense and provision for impairment during 2015 also contributed to the change in net income (loss) allocable to common shareholders.
Financings
During the three months ended December 31, 2015, the loan associated with Greenville Mall, located in Greenville, North Carolina was refinanced with a new, non-recourse mortgage loan for $45.5 million. The loan bears interest at a fixed rate of 4.46%, matures in November 2025, and amortizes over 30 years. This loan replaced a $40.2 million non-recourse mortgage loan which had a fixed interest rate of 5.29%.

Also, the loan associated with The Shoppes at Bel Air located in Mobile, Alabama, was refinanced with a new, non-recourse mortgage loan for $120.0 million. The initial funding of $110.5 million was used to retire the outstanding mortgage loan of $109.5 million which had a fixed interest rate of 5.30%. The loan provides for a subsequent funding of $9.5 million upon achieving certain conditions. The loan has an initial maturity of November 2018 and has a one year extension option. The loan bears interest at a floating rate of LIBOR (30 day) plus 235 basis points, and is interest only for the first two years and amortizes $137,500 per month, thereafter. The loan has a term of three years, with two one-year extension options subject to achieving certain conditions. The borrower entered into an interest swap beginning January 2016 which fixes the interest rate at 3.34%, through November 2018.

In addition, The Shoppes at Gateway was removed from the 2013 Senior Facility collateral pool and a new $75.0 million non-recourse mortgage loan was placed on the property. The loan bears interest at a floating rate of LIBOR (30 day) plus 220 basis points, has an initial maturity of January 2020 with a one year extension option, is interest only for the first four years and amortizes over 30 years during the extension period. The Company entered into an interest rate swap on the loan which fixes the interest rate at 3.64% through January 2020.

For the year ended December 31, 2015, the Company completed $531.6 million of financings.

Acquisitions
During the three months ended December 31, 2015, the Company acquired The Shoppes at Carlsbad located in Carlsbad, California, for a total purchase price of approximately $170.0 million, net of closing costs and adjustments. In conjunction with the closing Rouse Properties, L.P., the operating partnership of the Company, issued $140.0 million of Series A Preferred Units to the seller. The Shoppes at Carlsbad was added to the 2013 Senior Facility collateral pool with no change to the outstanding 2013 Senior Facility balance.

For the year ended December 31, 2015, the Company acquired interests in three retail properties totaling 1.9 million square feet with a gross value of $325.1 million.

Equity
During the three months ended December 31, 2015, the Company repurchased 238,055 shares of its outstanding Common Stock for approximately $3.5 million, at an average cost of $14.73 per share. As of December 31, 2015, the Company had $46.5 million of remaining capacity to repurchase common stock under the stock repurchase program.

Subsequent Events
Subsequent to December 31, 2015, the Company settled the repurchase of 105,000 shares of its outstanding common stock for $1.6 million, at an average cost of $14.87 per share.

Other
In light of the pending acquisition as described above, the Company will not hold an investor webcast and conference call to discuss its fourth quarter and full year 2015 results or provide financial guidance for 2016.

Supplemental Information
The Company released an informational supplemental packet, available at www.rouseproperties.com under the Investors section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Forward Looking Statements
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include statements related to the Company's ability to outperform the ongoing recovery of the Retail and REIT industry and the markets in which the Company's mall properties are located, the Company's ability to generate internal and external growth, the Company's ability to identify and complete the acquisition of properties in new markets, the Company's ability to complete redevelopment projects and the Company's ability to increase margins, including Net Operating Income. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission.
Non GAAP Financial Measures
The Company makes reference to net operating income (“NOI”) and funds from operations (“FFO”).  NOI is defined as operating revenues (minimum rents, including lease termination fees, tenant recoveries, overage rents, and other income) less property and related expenses (property operating expenses, real estate taxes, repairs and maintenance, marketing, and provision for doubtful accounts). We use FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss) allocable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, and real estate related depreciation and amortization.
In order to present operations in a manner most relevant to its future operations, Core FFO and Core NOI have been presented to exclude certain non-cash and non-recurring revenue and expenses. A reconciliation of NOI to Core NOI and FFO to Core FFO has been included in the "Reconciliation of Core NOI and Core FFO" schedule attached to this release.
NOI, FFO and derivations thereof, are not alternatives to GAAP operating income (loss) or net income (loss) allocable to common stockholders.  For reference, as an aid in understanding management's computation of NOI and FFO, a reconciliation of NOI to operating income and FFO to net income (loss) in accordance with GAAP has been included in the "Reconciliation of Non-GAAP to GAAP Financial Measures" schedule attached to this release.

About Rouse
Rouse is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 36 malls and retail centers in 21 states encompassing over 24.9 million square feet of space. For more information, visit www.rouseproperties.com.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended		Years Ended
(In thousands, except per share amounts)	December 31, 2015 (Unaudited)	December 31, 2014 (Unaudited)	December 31, 2015 (Unaudited)	December 31, 2014 (Unaudited)
Revenues:
Minimum rents	$57,733	$55,747	$212,072	$200,354
Tenant recoveries	20,377	19,149	78,287	77,580
Overage rents	4,168	3,806	7,372	6,470
Other	2,583	3,013	7,653	7,723
Total revenues	84,861	81,715	305,384	292,127
Expenses:
Property operating costs	17,268	17,734	68,770	70,269
Real estate taxes	7,026	7,018	27,075	26,571
Property maintenance costs	2,665	3,161	10,223	11,331
Marketing	789	1,603	2,146	3,257
Provision for doubtful accounts	429	569	1,746	1,228
General and administrative	6,132	7,716	25,817	26,329
Provision for impairment	—	5,300	2,900	15,965
Depreciation and amortization	35,221	28,708	107,941	100,302
Other	1,286	2,805	6,491	5,437
Total operating expenses	70,816	74,614	253,109	260,689
Operating income	14,045	7,101	52,275	31,438

Interest income	—	12	18	323
Interest expense	(16,675)	(19,670)	(71,420)	(82,909)
Gain on extinguishment of debt	(270)	—	26,558	—
Income (loss) before income taxes, gain on sale of real estate assets, and discontinued operations	(2,900)	(12,557)	7,431	(51,148)
Provision for income taxes	(95)	(154)	(604)	(537)
Income (loss) from continuing operations before gain on sale of real estate assets	(2,995)	(12,711)	6,827	(51,685)
Gain on sale of real estate assets	2,300	—	34,796	—
Income (loss) from continuing operations	(695)	$(12,711)	$41,623	$(51,685)
Discontinued operations	—	—	—	—
Net income (loss)	(695)	(12,711)	41,623	(51,685)
Net (income) loss attributable to non-controlling interests	(32)	122	76	(71)
Net income (loss) attributable to Rouse Properties, Inc.	$(727)	$(12,589)	$41,699	$(51,756)
Preferred distributions	(953)	—	(953)	—
Net income (loss) allocable to common shareholders	$(1,680)	$(12,589)	$40,746	$(51,756)

Per common share data:
Net income (loss) per share allocable to common shareholders
Basic	$(0.03)	$(0.22)	$0.70	$(0.90)
Diluted	$(0.03)	$(0.22)	$0.70	$(0.90)

Dividends declared per share	$0.18	$0.17	$0.72	$0.68

Other comprehensive income (loss):
Net income (loss)	$(695)	$(12,711)	$41,623	$(51,685)
Other comprehensive income (loss):
Net unrealized gain (loss) on financial instrument	1,743	(252)	417	(482)
Comprehensive income (loss)	$1,048	$(12,963)	$42,040	$(52,167)

Consolidated Balance Sheets

(In thousands)	December 31, 2015 (Unaudited)	December 31, 2014 (Unaudited)

Assets:
Investment in real estate:
Land	$428,157	$371,363
Buildings and equipment	2,151,443	1,820,072
Less accumulated depreciation	(239,091)	(189,838)
Net investment in real estate	2,340,509	2,001,597
Cash and cash equivalents	5,420	14,308
Restricted cash	34,568	48,055
Accounts receivable, net	43,196	35,492
Deferred expenses, net	56,531	52,611
Prepaid expenses and other assets, net	49,034	62,690
Assets of property held for sale	—	55,647
Total assets	$2,529,258	$2,270,400

Liabilities:
Mortgages, notes and loans payable	$1,706,513	$1,584,499
Accounts payable and accrued expenses, net	147,288	113,976
Liabilities of property held for sale	—	38,590
Total liabilities	1,853,801	1,737,065

Commitments and contingencies	—	—

Mezzanine Equity:
Non-controlling interest in Operating Partnership	140,953	—

Equity:
Preferred stock (1)	—	—
Common stock (2)	581	578
Additional paid-in capital	643,828	679,275
Accumulated deficit	(121,182)	(162,881)
Accumulated other comprehensive loss	(65)	(482)
Treasury stock (3)	(3,509)	—
Total stockholders' equity	519,653	516,490
Non-controlling interest	14,851	16,845
Total equity	534,504	533,335
Total liabilities, mezzanine equity and equity	$2,529,258	$2,270,400

(1) Preferred stock: $0.01 par value; 50,000,000 shares authorized, 0 issued and outstanding at December 31, 2015 and 2014.
(2) Common stock: $0.01 par value; 500,000,000 shares authorized, 58,097,933 issued and 57,797,475 outstanding at December 31, 2015 and 57,748,141 issued and 57,743,981 outstanding at December 31, 2014.
(3)Treasury stock, at cost , $0.01 par value, 238,055 shares at December 31, 2015 and 0 shares at December 31, 2014

Reconciliation of Core NOI and Core FFO - For The Three Month Period Ended

	December 31, 2015					December 31, 2014
(In thousands)	(Unaudited)					(Unaudited)
	Consolidated	Noncontrolling Interest (1)	Rouse Total	Core Adjustments	Core NOI / FFO	Consolidated	Noncontrolling Interest (1)	Rouse Total	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (2)	$57,733	$(1,029)	$56,704	$597	$57,301	$55,747	$(1,129)	$54,618	$2,670	$57,288
Tenant recoveries	20,377	(327)	20,050	—	20,050	19,149	(312)	18,837	—	18,837
Overage rents	4,168	(45)	4,123	—	4,123	3,806	(26)	3,780	—	3,780
Other	2,583	(26)	2,557	—	2,557	3,013	(33)	2,980	—	2,980
Total revenues	84,861	(1,427)	83,434	597	84,031	81,715	(1,500)	80,215	2,670	82,885
Operating Expenses:
Other property operating costs (3)	17,268	(226)	17,042	(39)	17,003	17,734	(214)	17,520	(39)	17,481
Real estate taxes	7,026	(170)	6,856	—	6,856	7,018	(178)	6,840	—	6,840
Property maintenance costs	2,665	(36)	2,629	—	2,629	3,161	(55)	3,106	—	3,106
Marketing	789	(26)	763	—	763	1,603	(22)	1,581	—	1,581
Provision for doubtful accounts	429	(12)	417	—	417	569	16	585	—	585
Total operating expenses	28,177	(470)	27,707	(39)	27,668	30,085	(453)	29,632	(39)	29,593

Net operating income	56,684	(957)	55,727	636	56,363	51,630	(1,047)	50,583	2,709	53,292

General and administrative (4)(5)	6,132	(1)	6,131	—	6,131	7,716	—	7,716	—	7,716
Other (6)	1,286	—	1,286	(1,286)	—	2,805	—	2,805	(2,805)	—
Subtotal	49,266	(956)	48,310	1,922	50,232	41,109	(1,047)	40,062	5,514	45,576

Interest income	—	—	—	—	—	12	—	12	—	12
Interest expense
Amortization and write-off of market rate adjustments	288	—	288	(288)	—	138	—	138	(138)	—
Amortization and write-off of deferred financing costs	(815)	—	(815)	815	—	(789)	—	(789)	789	—
Interest on debt	(16,148)	337	(15,811)	—	(15,811)	(19,019)	416	(18,603)	—	(18,603)
Provision for income taxes	(95)	—	(95)	95	—	(154)	—	(154)	154	—
Preferred distributions	(953)	—	(953)	—	(953)	—	—	—	—	—
Funds from operations	$31,543	$(619)	$30,924	$2,544	$33,468	$21,297	$(631)	$20,666	$6,319	$26,985
Funds from operations per share - basic (7)					$0.58					$0.47
Funds from operations per share - diluted (8)					$0.58					$0.46

(1) Represents our partner's share of operations from consolidated properties.
(2) Core adjustments include the aggregate amounts for straight-line rent of $(460) and $(574), above / below market lease amortization of $1,092 and $3,237 and tenant inducement amortization of $(35) and $7 for the three months ended December 31, 2015 and 2014, respectively.
(3) Core adjustments include above / below market ground lease amortization of $39 for each of the three months ended December 31, 2015 and 2014.
(4) General and administrative costs include $679 and $962 of non-cash stock compensation expense for the three months ended December 31, 2015 and 2014, respectively.
(5) Core adjustments include amounts for the corporate and regional office straig ht-line rent of $3 and $0 for the three months ended December 31, 2015 and 2014, respectively.
(6) Core adjustments include property acquisition costs and non-recurring costs related to the transition from Brookfield's IT platform to Rouse's IT platform.
(7) Calculated using weighted average number of shares of common stock 57,939,535 and 57,531,859 for the three months ended December 31, 2015 and 2014, respectively.
(8) Assumes 58,159,126 and 58,105,232 of diluted shares of common stock for the three months ended December 31, 2015 and 2014, respectively

Reconciliation of Core NOI and Core FFO - For the Years Ended

	December 31, 2015					December 31, 2014
(In thousands)	(Unaudited)					(Unaudited)
	Consolidated	Noncontrolling Interest(1)	Rouse Total	Core Adjustments	Core NOI / FFO	Consolidated	Noncontrolling Interest(1)	Rouse Total	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (2)	$212,072	$(4,207)	$207,865	$5,472	$213,337	$200,354	$(1,498)	$198,856	$11,336	$210,192
Tenant recoveries	78,287	(1,373)	76,914	—	76,914	77,580	(433)	77,147	—	77,147
Overage rents	7,372	(78)	7,294	—	7,294	6,470	(28)	6,442	—	6,442
Other	7,653	(85)	7,568	—	7,568	7,723	(35)	7,688	—	7,688
Total revenues	305,384	(5,743)	299,641	5,472	305,113	292,127	(1,994)	290,133	11,336	301,469
Operating Expenses:
Property operating costs (3)	68,770	(1,035)	67,735	(155)	67,580	70,269	(274)	69,995	(145)	69,850
Real estate taxes	27,075	(747)	26,328	—	26,328	26,571	(236)	26,335	—	26,335
Property maintenance costs	10,223	(136)	10,087	—	10,087	11,331	(60)	11,271	—	11,271
Marketing	2,146	(56)	2,090	—	2,090	3,257	(23)	3,234	—	3,234
Provision for doubtful accounts	1,746	4	1,750	—	1,750	1,228	16	1,244	—	1,244
Total operating expenses	109,960	(1,970)	107,990	(155)	107,835	112,656	(577)	112,079	(145)	111,934

Net operating income	195,424	(3,773)	191,651	5,627	197,278	179,471	(1,417)	178,054	11,481	189,535

General and administrative (4)(5)	25,817	(1)	25,816	(17)	25,799	26,329	—	26,329	(56)	26,273
Other (6)	6,491	—	6,491	(6,491)	—	5,437	—	5,437	(5,437)	—
Subtotal	163,116	(3,772)	159,344	12,135	171,479	147,705	(1,417)	146,288	16,974	163,262

Interest income	18		18	—	18	323	—	323	—	323
Interest expense
Amortization and write-off of market rate adjustments	804	—	804	(804)	—	(8,878)	—	(8,878)	8,878	—
Amortization and write-off of deferred financing costs	(4,214)	—	(4,214)	4,214	—	(4,209)	—	(4,209)	4,209	—
Debt extinguishment costs	(7)	—	(7)	7	—	(259)	—	(259)	259	—
Interest on debt	(68,003)	1,420	(66,583)	—	(66,583)	(69,563)	494	(69,069)	—	(69,069)
Provision for income taxes	(604)	—	(604)	604	—	(537)	—	(537)	537	—
Preferred distributions	(953)		(953)	—	(953)	—	—	—	—	—
Funds from operations	$90,157	$(2,352)	$87,805	$16,156	$103,961	$64,582	$(923)	$63,659	$30,857	$94,516
Funds from operations per share - basic (7)					$1.80					$1.65
Funds from operations per share - diluted (8)					$1.79					$1.64

(1) Represents our partner's share of operations from consolidated properties.
(2) Core adjustments includes the aggregate amounts for straight-line rent of $(1,162) and $(1,757), above / below market lease amortization of $6,562 and $13,066 and tenant inducement amortization of $72 and $28 for the years ended December 31, 2015 and 2014, respectively.
(3) Core adjustments include above / below market ground lease amortization of $155 and $145 for the years ended December 31, 2015 and 2014, respectively.
(4) General and administrative costs include $2,899 and $3,699 of non-cash stock compensation expense for the years ended December 31, 2015 and 2014, respectively.
(5) Core adjustments include amounts for the corporate and regional office straight-line rent of $17 and $56 for the years ended December 31, 2015 and 2014, respectively.
(6) Core adjustments include property acquisition costs and non-recurring costs related to the transition from Brookfield's IT platform on to Rouse's IT platform.
(7) Calculated using weighted average number of shares of 57,802,287 and 57,203,196 for the years ended December 31, 2015 and 2014, respectively.
(8) Assumes 58,116,256 and 57,742,725 of diluted common shares for the years ended December 31, 2015 and 2014, respectively.

Reconciliation of Non-GAAP to GAAP Financial Measures

	Three Months Ended		Years Ended
(In thousands)	December 31, 2015 (Unaudited)	December 31, 2014 (Unaudited)	December 31, 2015 (Unaudited)	December 31, 2014 (Unaudited)

Reconciliation of NOI to GAAP Operating Income
Rouse NOI	$55,727	$50,583	$191,651	$178,054
Non-controlling interests	957	1,047	3,773	1,417
General and administrative	(6,132)	(7,716)	(25,817)	(26,329)
Other	(1,286)	(2,805)	(6,491)	(5,437)
Depreciation and amortization	(35,221)	(28,708)	(107,941)	(100,302)
Provision for impairment	—	(5,300)	(2,900)	(15,965)
Operating income	$14,045	$7,101	$52,275	$31,438

Reconciliation of FFO to GAAP Net income (loss) allocable to common shareholders
FFO	$30,924	$20,666	$87,805	$63,659
Non-controlling interests - Depreciation and amortization/Other	587	753	2,428	852
Depreciation and amortization	(35,221)	(28,708)	(107,941)	(100,302)
Provision for impairment	—	(5,300)	(2,900)	(15,965)
Gain (loss) on extinguishment of debt	(270)	—	26,558	—
Gain on sale of real estate assets	2,300	—	34,796	—
Net income (loss) allocable to common shareholders	$(1,680)	$(12,589)	$40,746	$(51,756)

Weighted average number of shares outstanding - Basic	57,939,535	57,531,859	57,802,287	57,203,196

Weighted average number of shares outstanding - Diluted	57,939,535	57,531,859	58,116,256	57,203,196

Per common share data:
Net income (loss) per share allocable to common shareholders
Basic	$(0.03)	$(0.22)	$0.70	$(0.90)
Diluted	$(0.03)	$(0.22)	$0.70	$(0.90)
.

Source: Rouse Properties, Inc.
Rouse Properties, Inc.
Investor Relations, 212-608-5108
IR@rouseproperties.com